EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation (310) 533-0474

Virco Announces First Quarter Results

Torrance, California – June 07, 2005 – Virco Mfg. Corporation (AMEX: VIR) today released its first quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:

Operations for the first quarter of fiscal 2005 yielded a greater loss on 10% higher revenue than for the comparable quarter of the prior year. The proximate cause of this result was a higher cost-of-goods-sold. A more complete explanation, which also illustrates an improving trend of operating margins that began with our fall, 2004 price increase, requires an additional set of comparative figures not traditionally included in quarterly reports. Here is the traditional presentation of results for the first quarter:

	Three Months Ended
	04/30/2005	04/30/2004
	(In thousands, except per share data)
Sales	$33,254	$30,321
Cost of sales	23,848	20,004

Gross margin	9,406	10,317
Selling, general, & administrative	15,089	14,918

Loss before income taxes	(5,683)	(4,601)
Income taxes	—	—

Net loss	$(5,683)	$(4,601)

Net loss per share	$(0.43)	$(0.35)
Weighted average shares outstanding-basic (a)	13,100	13,096

(a)	Net losses per share were calculated based on basic shares outstanding at April 30, 2005 and 2004, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2005	04/30/2004
	(In thousands)
Current assets	$63,272	$63,613
Non-current assets	66,091	73,083
Current liabilities	37,438	37,084
Non-current liabilities	48,338	41,861
Stockholders’ equity	43,587	57,751

As we recently explained in our Annual Report (April 18, 2005), achieving a price increase large enough to cover last year’s near doubling of steel and plastic costs is our primary operating goal for 2005. In the first quarter we made sufficient progress that we now believe break-even to a modest profit is possible for the full year.

Traditional year-over-year comparisons of quarterly results alone would not lead shareholders to this conclusion. For that reason, we’ve provided a second set of figures that show results for the fourth quarter of fiscal 2004. When viewed sequentially, these similarly-scaled quarters show that operating margins reached a low at the end of last year.

	Three Months Ended
	04/30/2005	01/31/2005	04/30/2004
	(In thousands)
Sales	$33,254	$31,218	$30,321
Cost of sales	23,848	27,284	20,004

Gross margin	9,406	3,934	10,317
Selling, general, & administrative	15,089	15,265	14,918

Loss before income taxes	(5,683)	(11,331)	(4,601)
Income tax expense	—	115	—

Net loss	$(5,683)	$(11,446)	$(4,601)

In each of these quarters, revenue was approximately $30,000,000. Operating margins were highest in the first quarter of fiscal 2004. They deteriorated through the year, reaching a low point in the fourth quarter. Since then margins have rebounded significantly. This reflects the progression of older, lower-priced orders through our backlog and their replacement with newer, higher-priced business. It’s important to note that in the fourth quarter of fiscal 2004 we lost $11,446,000 on volume of $31,218,000, compared to a loss in this year’s first quarter of $5,683,000 on volume of $33,254,000.

As long-term shareholders know, we traditionally lose money in our first and fourth quarters when sales volume is too low to absorb fixed costs. We make money in the second and third quarters, which correspond to the summer break when schools are physically able to receive large shipments of new furniture. The combination of stable raw material costs and higher-priced orders now on our backlog should generate positive margin leverage at summer’s higher shipping volumes.

Customer response to our new ZUMA® product line and PlanSCAPE™ project management services continues to be favorable. The success of ZUMA tells us that educators are ready for a higher level of comfort, performance and style in classroom furniture. ZUMA is also pulling other products along with it, especially on turnkey installations managed by our PlanSCAPE teams. We’ve also enjoyed a healthy increase in our commercial and international business. Growth in these areas has been partially offset by continued weakness in orders for replacement furniture. The overall effect is a 5% increase in year-to-date bookings.

We said in our Annual Report that we had passed the bottom of two troughs: volume in 2003 and operating margin in 2004. The recovery in both areas has been slower than we would like, but we’re confident the numbers are moving in the right direction. Although we don’t provide guidance, we know that shareholders are deeply concerned about earnings prospects. As we said at the beginning of this letter, we now believe something between break-even and a modest profit is possible by year-end. This doesn’t represent a full recovery, but it would return us to healthy operating cash flows, and position us to take advantage of our new products and the infrastructure we protected during the recession.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2005, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing